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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


Plan Administrator of Samsonite
 Corporation Employee Savings Trust


We consent to incorporation by reference in the registration statement (No. 333-19281) on Form S-8 of Samsonite Corporation of our report dated May 26, 2000, relating to the statement of net assets available for benefits of the Samsonite Corporation Employee Savings Trust as of December 31, 1999 and the statement of changes in net assets available for benefits for the year then ended and the related schedule, which report appears in the December 31, 1999 annual report on Form 11-K of Samsonite Corporation.


                                   /s/ KPMG LLP

Denver, Co.
June 28, 2000